Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Hudson Global, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-104209, 333-104210, 333-104212, 333-117005, 333-117006, 333-126915, 333-161170, 333-161171, 333-176007, 333-182973, and 333-212941) on Form S-8 of Hudson Global, Inc. and subsidiaries (the Company) of our report dated March 8, 2019, with respect to the consolidated balance sheets of the Company as of December 31, 2018, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for the year ended December 31, 2018, and the related notes (collectively, the consolidated financial statements), which report appears in the December 31, 2019 annual report on Form 10-K of Hudson Global, Inc.

/s/ KPMG LLP

New York, New York

March 30, 2020